Exhibit 5.2

Craig M. Fischer

Partner

Direct Dial: 716.848.1266

CFischer@hodgsonruss.com

May 20, 2020

Ryman Hospitality Properties, Inc.

RHP Hotel Properties, LP

RHP Finance Corporation

One Gaylord Drive

Nashville, TN 37214

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as New York counsel to RHP Hotel Properties, LP and RHP Finance Corporation (collectively the “Issuers”) and Ryman Hospitality Properties, Inc., RHP Property GP, LP, RHP Property GT, LLC, RHP Property GT, LP, RHP Property NH, LLC, Opryland Hospitality, LLC, RHP Hotels, LLC and RHP Partner, LLC (collectively the “Guarantors”) solely for the purpose of providing the opinions set forth in this letter and for no other purpose (including, but not limited to, conducting any negotiation or providing any legal or other advice) in connection with the filing by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and exchange of up to $700,000,000 aggregate principal amount of the Issuers’ 4.750% Senior Notes due 2027 (collectively the “Exchange Notes”) that are to be subject to guarantees executed by the Guarantors (collectively the “Exchange Note Guarantees”), are to be issued pursuant to an Indenture, dated as of September 19, 2019, among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture No. 1, dated as of October 8, 2019, among the Issuers, the Guarantors and the Trustee (the “First Supplement”) (the Base Indenture as amended and supplemented by the First Supplement being the “Indenture”), and are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate original principal amount of currently outstanding 4.750% Senior Notes due 2027 (the “Initial Notes”) in accordance with the terms of a Registration Rights Agreement, dated as of September 19, 2019, among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein and a Registration Rights Agreement, dated as of October 8, 2019, among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein (collectively the “Registration Rights Agreements”).

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Ryman Hospitality Properties, Inc. RHP Hotel Properties, LP RHP Finance Corporation May 20, 2020 Page 2

The opinions set forth in this letter are subject to the following qualifications:

1.          The opinions set forth in this letter are based solely upon (a) our review of, as submitted to us, (i) executed copies of each of the Registration Rights Agreements, the Base Indenture and the First Supplement, (ii) forms of the Exchange Notes and the Exchange Note Guarantees and (iii) the Registration Statement (items (a)(i) through (a)(iii) being collectively the “Reviewed Documents”) and (b) our review of law of the State of New York that a lawyer admitted to practice in the State of New York, exercising customary professional diligence, would normally be expected to recognize as being applicable to the transactions contemplated by the Reviewed Documents other than securities or Blue Sky law (collectively “New York Law”). Other than our review of the Reviewed Documents, we have not reviewed any document referred to in any of the Reviewed Documents or made any inquiry or other investigation as to any factual matter (including, but not limited to, (a) any review of any of the files and other records of either of the Issuers, any of the Guarantors, any affiliate of either of the Issuers or any of the Guarantors or any court or other governmental authority, (b) any review of any of our files and other records, (c) any inquiry of or other communication with any director, officer, member, manager, general partner, limited partner, employee or other agent of either of the Issuers, any of the Guarantors or any affiliate of either of the Issuers or any of the Guarantors or (d) any inquiry of any past or present attorney of ours).

2.          We do not express any opinion concerning any law other than New York Law.

3.          We have assumed without any inquiry or other investigation, (a) the legal capacity of each natural person, (b) the genuineness of each signature on any of the Reviewed Documents, the authenticity, accuracy and completeness of each of the Reviewed Documents and the conformity of each of the Reviewed Documents to the copy or form thereof submitted to us, (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter contained in any of the Reviewed Documents and (d) there not existing outside of the Reviewed Documents and New York Law anything that would render incorrect any opinion set forth in this letter.

4.          This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you or any other person concerning any such change or any effect of any such change on any opinion set forth in this letter.

5.          Any opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses, (b) does not address any other matter, (c) except as expressly set forth in such opinion, does not address any statute, rule or regulation that is applicable to either of the Issuers, any of the Guarantors, any of the Reviewed Documents or any of the transactions contemplated by the Reviewed Documents solely because such statute, rule or regulation is part of a regulatory scheme applicable to either of the Issuers or any of the Guarantors due to a specific activity, business or asset of either of the Issuers or any of the Guarantors and (d) except as expressly set forth in such opinion, does not address any legal issue arising under (i) any statute, rule or regulation relating to any futures, forward, option, swap or other derivative contract or guaranty or other obligation arising in connection therewith, commodities, securities, pension, employee benefit, antitrust, unfair competition, communication, usury, fraudulent transfer, fraudulent conveyance, preference, consumer protection, anti-discrimination, environmental, land use, subdivision, tax, copyright, patent, trademark or other intellectual property, gambling, racketeering, terrorism, money laundering, emergency, health, safety, labor, health or other insurance, forfeiture or criminal matter or any filing, notice or fiduciary requirement or (ii) any statute, rule or regulation of any political subdivision of the State of New York.

Ryman Hospitality Properties, Inc. RHP Hotel Properties, LP RHP Finance Corporation May 20, 2020 Page 3

6.          We express no opinion as to the enforceability of Section 10.01 of the Base Indenture insofar as such Section 10.01 purports to waive defenses available to a surety that cannot be waived under the law of the State of New York or to impose liability upon any of the Guarantors as a primary rather than a secondary obligor. We express no opinion as to the enforceability of any provisions of the Reviewed Documents relating to the right of set-off to the extent that such provisions imply that set-off may be made without notice or any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Subject to the qualifications set forth in this letter, it is our opinion that:

1.          Assuming that the Base Indenture and the First Supplement have been duly and validly authorized, executed and delivered by all parties thereto (including, but not limited to, the Issuers, the Guarantors and the Trustee), the Indenture is a legally valid and binding obligation of the Issuers and the Guarantors enforceable against the Issuers and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting rights and remedies of creditors or by general equitable principles (collectively the “Enforceability Exceptions”) and except as any right to indemnification or contribution thereunder may be limited by public policy consideration.

2.          Assuming that the Base Indenture, the First Supplement and the Registration Rights Agreements have been duly and validly authorized, executed and delivered by all parties thereto (including, but not limited to, the Issuers, the Guarantors and, in the case of the Base Indenture and the First Supplement, the Trustee) and that the Exchange Notes have been duly and validly authorized by the Issuers for issuance by the Issuers pursuant to the Indenture, the Registration Rights Agreements and the Exchange Offer, when the Exchange Notes have been duly and validly executed by the Issuers, duly and validly authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Issuers in exchange for an equal principal amount of the Initial Notes in the Exchange Offer, the Exchange Notes will be legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

Ryman Hospitality Properties, Inc. RHP Hotel Properties, LP RHP Finance Corporation May 20, 2020 Page 4

3.          Assuming that the Base Indenture, the First Supplement and the Registration Rights Agreements have been duly and validly authorized, executed and delivered by all parties thereto (including, but not limited to, the Issuers, the Guarantors and, in the case of the Base Indenture and the First Supplement, the Trustee) and that the Exchange Note Guarantees have been duly and validly authorized and executed by the Guarantors, when the Exchange Notes have been duly and validly executed by the Issuers, duly and validly authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Issuers in exchange for an equal principal amount of the Initial Notes in the Exchange Offer, the Exchange Note Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and except as any right to indemnification or contribution thereunder may be limited by public policy consideration, and will be entitled to the benefits of the Indenture.

We consent to the filing of this letter with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent to such filing and use is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HODGSON RUSS LLP

By	/s/ Craig M. Fischer
Craig M. Fischer